Exhibit (e)(1)(c)

                               AMENDMENT NO. 2 TO
                             DISTRIBUTION AGREEMENT

      This Amendment ("Amendment") is made as of July 24, 2002 between AmSouth Funds (the "Fund"), an open-end investment management company registered under the Investment Company Act of 1940, and BISYS Fund Services, L.P. ("Distributor"). The parties hereby amend the Distribution Agreement dated as of July 16, 1997, as amended June 27, 2001 ("Agreement"), as set forth below. Unless otherwise provided, capitalized terms used herein shall have the same meanings given to such terms in the Agreement.

      WHEREAS, the Bank Secrecy Act, as amended by the USA PATRIOT Act (the "BSA"), requires the Fund to develop and implement and institute an anti-money laundering program ("AML Program"); and

      WHEREAS, the Fund has adopted the AML Program set forth in Schedule 1 hereto; and

      WHEREAS, the Fund wishes to delegate certain aspects of the implementation and operation of the Fund's AML Program to the Distributor; and

      WHEREAS, THE DISTRIBUTOR desires to accept such delegation.

      NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties agree as follows:

      1. COMPLIANCE WITH LAWS. Each of Distributor and the Fund acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. Each of the Distributor and the Fund agrees that it will cooperate with each other to facilitate such compliance and compliance with the Fund's AML Program. The Distributor further agrees to cooperate with the Fund's AML Compliance Officer in the performance of the Distributor's responsibilities under the AML Program.

      2. SERVICES. The Fund hereby delegates to the Distributor and the Distributor hereby agrees to perform the following services on behalf of the Fund in connection with broker-dealers, banks, insurance companies and other financial intermediaries that sell the Fund's
           Shares:

                a. The Distributor shall provide written notice to each person or entity with which it has entered an agreement prior to this Amendment with respect to sale of the Fund's Shares, such notice informing such person of its anti-money laundering compliance obligations under applicable law and, consequently, under applicable contractual provisions and shall seek reasonable assurances that such persons or entities have established anti-money laundering programs in accordance with applicable law.

                b. The Distributor shall include specific contractual provisions regarding anti-money laundering and BSA compliance obligations in all future agreements entered into on the Fund's behalf with respect to the sale of the Fund's Shares.

                c. The Distributor shall review and establish the identity of each financial intermediary with whom it enters into agreements on behalf of the Fund with respect to the sale of the Fund's Shares and whom maintain omnibus positions with the Fund's transfer agent in accordance with the BSA and regulations thereunder and shall maintain records memorializing each such evaluation. Such review and assessment may include:

                          i. the review of regulatory information available over the internet from the NASD;

                          ii. the requirement to provide a physical address for the financial intermediary; and

                          iii. the requirement to have a natural person sign on
                               behalf of the financial intermediary.

      3. THE AML PROGRAM. The Distributor represents and warrants that the Distributor has received a copy of the Fund's AML Program. The Fund hereby agrees to provide to the Distributor any amendment(s) to the AML Program promptly after adoption of any such amendment(s) by the Fund.

      4. CONSENT TO EXAMINATION. The Distributor hereby consents to: (a) provide to federal examination authorities information and records relating to the Fund under its AML Program maintained by the Distributor; and (b) the inspection of the books and records pertaining to the Fund maintained by the Distributor by federal examination authorities for purposes of the AML Program.

      5. DELIVERY OF DOCUMENTS. The Distributor agrees to furnish to the Fund documentation required to be provided to the Fund under the AML Program in effect as of the date of this Amendment under Section IV.6 entitled "Documentation."

      6. REPORTS. The Distributor will provide periodic reports concerning the Distributor's compliance with the Distributor's AMLP in accordance with Section IV.6 of the Fund's AML Program at such times as may be reasonably requested by the Fund's Board of Trustees or Anti-Money Laundering Compliance Officer.

      7. MISCELLANEOUS. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be fully executed as of the day and year first written above.

                                        AMSOUTH FUNDS

                                        /s/ John F. Calvano
                                        -----------------------
                                        By:  John F. Calvano
                                        Title:  President


                                        BISYS Fund Services, L.P.

                                        /s/ William Tomko
                                        -----------------------------
                                        By: William Tomko
                                        Title:  President


                                       3